PetIQ, Inc. Reports Second Quarter 2018 Financial Results

Second Quarter Net Sales Increase 96% Year-Over-Year to $171.1 Million

Opened 20  Wellness Centers Year-to-Date

Company Raises Net Sales Outlook for Full Year 2018

EAGLE, Idaho – August  14, 2018 – PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the three and six months ended June 30, 2018.

Second Quarter 2018 Highlights Compared to Prior Year Period

•	Net sales of $171.1 million, an increase of 96%
•	Net income of $5.4 million
•	Adjusted EBITDA of $15.8 million compared to $7.6 million
•

Opened 17 wellness centers and three regional offices during the quarter, for a total of 29 wellness centers and 34 regional offices in operation as of quarter-end with all 20 VetIQ wellness centers currently open

•	Liquidity of $63 million at quarter end giving pro forma effect to $25 million accordion feature on revolving credit facility
•	Antitrust complaint filed against PetIQ by Med Vets Inc. dismissed

Cord Christensen, PetIQ’s Chairman and Chief Executive Officer commented, “Our strong, broad-based growth continued during the second quarter resulting in record net sales.  Our team expanded PetIQ’s pet preventative and wellness veterinarian products and services offerings to further our mission to make pets’ lives better with more affordable and accessible veterinarian services and products. We are very pleased with the progress of our “Follow the Pets” growth initiatives including the opening of 17 wellness center locations in the second quarter, with all 20 VetIQ wellness centers completed.  Based on these strong operational and financial results as well as our outlook for the remainder of the year, we are raising our annual net sales guidance to $500 million. We believe our category leadership, broad product portfolio, compelling service offerings, value proposition and strong customer relationships will continue to fuel our future growth and value for our shareholders.”

Second Quarter 2018 Financial Results

Net sales increased 96% to $171.1 million for the second quarter of 2018, compared to $87.2 million for the same period in the prior year. Product segment net sales were $148.7 million and the Services segment revenues were $22.4 million in the second quarter of 2018. The increase in consolidated net sales reflects growth in existing and new retail partners, primarily within the Company’s distributed items, and the expansion of its product and services offerings.

Gross profit was $26.3 million, an increase of 65%, compared to $16.0 million in the same period last year. Gross margin for the quarter was 15.4%. Adjusted gross profit was $28.1 million and adjusted gross margin was 16.4% for the second quarter 2018.  The GAAP gross margin to adjusted gross margin difference of 100 basis points is a result of the exclusion of non-same-store Service segment revenue contribution of $0.8 million and related costs of sales of $1.7 million, as well as clinic launch expenses of $0.8 million.  The Company capitalized on opportunities to grow with the Company’s animal health partners and drove incremental sales of distributed products. This resulted in a shift of our product sales mix, but had no effect on gross profit earned.

Net income was $5.4 million and adjusted net income was  $10.6 million for the second quarter of 2018. Adjusted net income excludes $1.1 million of operating losses associated with the non-comparable 23 newly opened veterinary wellness centers and five regional offices that have been open less than one year, $0.8 million of new wellness center launch expenses, and an additional $3.2 million of expenses that include stock-based compensation expense, tax expense, a fair value adjustment of a contingent note, integration costs, a non-recurring royalty settlement, and VIP acquisition expenses.

Second quarter adjusted EBITDA was $15.8 million, representing an adjusted EBITDA margin of 9.2%, compared to $7.6 million, representing 8.8%, for the same period in the prior year.

Adjusted gross profit, adjusted net income, and adjusted EBITDA are non-GAAP financial measures.  Beginning second quarter 2018, the Company is providing additional non-GAAP financial measures.  The Company believes these non-GAAP financial information provides investors with additional insight into and measurement of its recent entry into the veterinary services business following the acquisition of VIP Petcare (“VIP”) in January 2018.  In the Service segment, management has begun providing a “same-store sales” to reflect revenue for veterinary clinics open for four trailing quarters.  Management believes this will provide useful information to investors as these veterinary retail service units mature and move into the comparable store base.  See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

First Half of Fiscal 2018 Highlights Compared to Prior Year Period

•	Net sales of $286.2 million, an increase of 86%
•	Net income of $1.4 million
•	Adjusted EBITDA of $21.4 million compared to $13.4 million

Net sales increased 86% to $286.2 million for the first six months of 2018, compared to $154.2 million for the same period in the prior year. Product segment sales were $246.6 million and the Services segment net revenues were $39.6 million for the first six months of 2018.

Gross profit was $42.2 million, an increase of 50%, as compared to $28.2 million in the same period last year. Gross margin for the first six months of 2018 was 14.7%. Adjusted gross profit was $46.0 million and adjusted gross margin was 16.1% for the six months ended June 30, 2018.  The GAAP gross margin to adjusted gross margin difference of 140 basis points was the result of a $1.5 million purchase accounting adjustment to fair value inventory, the exclusion of a non-same-store service gross profit loss of $1.3 million and $1.2 million of clinic launch expense.

Net income was $1.4 million and adjusted net income was $12.0 million for the first six months of 2018. Adjusted net income excludes a $1.5 million purchase accounting adjustment to fair value inventory,  $1.1 million of operating losses associated with the Company’s non-same-store operating results from its service segment, $1.2 million of new clinic launch expenses, $3.4 million in acquisition related expenses, and an additional $3.3 million of expenses that include stock-based compensation expense, a fair value adjustment of a contingent note, integration expenses, and a non-recurring royalty settlement.

For the first six months of 2018 adjusted EBITDA was $21.4 million, compared to $13.4 million for the same period in the prior year.

Adjusted gross profit, adjusted net income, and adjusted EBITDA are Non-GAAP financial measures.  See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

2018 Outlook

For full year 2018, the Company raised its net sales outlook and reiterated its adjusted EBITDA outlook compared to the prior year. The Company now expects the following results for the year ending December 31, 2018:

•	Consolidated net sales of approximately $500 million, an increase of approximately 88% year-over-year
•	Adjusted EBITDA of $40 million to $45 million, an increase of 79% to 102% year-over-year*

*The Company does not provide guidance for the most directly comparable GAAP measure, net income, and similarly cannot provide a reconciliation between its forecasted adjusted EBITDA and net income metrics without unreasonable effort due to the unavailability of reliable estimates for certain items. These items are not within the Company’s control and may vary greatly between periods and could significantly impact future financial results.

Segment Review

Products: For the second quarter of 2018, Product segment net sales increased 71% to $148.7 million and operating income increased 64% to $16.2 million.  This compares to Product segment sales and operating income of $87.2 million and $9.9 million, respectively, for the second quarter of 2017.

For the six months ended June 30, 2018, the Product segment net sales increased 60% to $246.6 million and operating income increased 42% to $25.1 million.  This compares to Product segment sales and operating income of $154.2 million and $17.6 million, respectively, for the six months ended June 30, 2017.

Services: For the second quarter of 2018, Service segment net revenues and operating income were $22.4 million and $2.0 million, respectively.  On a pro forma basis, Services segment revenue increased 11% from the second quarter of 2017, or approximately 7% on a same store basis.   The Company opened 17 wellness centers in the second quarter of 2018 and two additional locations in July 2018.

For the six months ended June 30, 2018, the Services segment net revenues and operating income were $39.6 million and $1.6 million, respectively.  This represents Services segment net revenue growth of approximately 9% on a pro forma basis over the same period ended June 30, 2017, or approximately 6% on a same store basis.

Cash and Debt

The Company increased liquidity on a pro forma basis to $63 million, an increase of $51 million since March 31, 2018. This was accomplished by generating operating cash flows, paying down debt, and amending the revolving credit facility to increase availability by $25 million.

As of June 30, 2018, the Company had cash and cash equivalents of $11.7 million, compared to $37.9 million at December 31, 2017.  The Company’s long-term debt balance, which is largely comprised of its revolving credit facility and term loan, was $107.4 million as of June 30, 2018, compared to $17.2 million at December 31, 2017.  The decrease in cash from December 31, 2017 is primarily due to the acquisition of VIP, which closed on January 17, 2018. The Company amended its credit agreement on August 9, 2018, to expand the capacity of the revolving line of credit from $50 million to $75 million.

Conference Call and Webcast

The Company will host a conference call and webcast where members of the executive management team will discuss these results with additional comments and details today, August  14, 2018, at 4:30 p.m. ET. The conference call will be available live over the Internet through the “Investors” section of the Company’s website at www.PetIQ.com.  To participate on the live call listeners in North America may dial 877-451-6152 and international listeners may dial 201-389-0879.

A replay of the conference call will be archived on the Company’s website and telephonic playback will be available from 7:30 p.m. ET, August 14, 2018, through September 5, 2018. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671 the passcode is 13681893.

About PetIQ

PetIQ is a leading, rapidly growing pet health and wellness company.  Through over 40,000 points of distribution across retail and e-commerce channels, PetIQ and VIP Petcare, a wholly-owned subsidiary, have a mission to make pet lives better by educating pet parents on the importance of offering regular, convenient access and affordable choices for pet preventive and wellness veterinary products and services.  PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.  For more information, visit www.PetIQ.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could" and similar expressions.  Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our ability to grow our business through acquisitions; our ability to integrate, manage and expand VIP’s business; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; our ability to achieve or sustain profitability; our ability to open retail clinics and wellness centers, failure to effectively execute on our services segment rationalization plans; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our failure to protect our intellectual property; costs associated with governmental regulation; risks related to our international operations; our ability to keep and retain key employees; and the risks set forth under the “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2017 and quarterly report on Form 10-Q for the period ended March 31, 2018.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.  The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: Adjusted net income (loss), Adjusted gross profit,  Adjusted EBITDA, and Adjusted EBITDA Margin.

Adjusted net income consists of GAAP Net income (loss) adjusted for tax expense, costs to become a public company, acquisitions expenses, purchase accounting adjustments, integration costs and costs of discontinued clinics, new clinic launch expense, and stock based compensation expense.  Adjusted Net Income is utilized by management: (i) to compare operations of the Company prior to our initial public offering and (ii) to evaluate the effectiveness of our business strategies.

Adjusted gross profit consists of GAAP gross profit adjusted for purchase accounting adjustments, gross profit (loss) on clinics and wellness centers that are not part of same store sales, and new clinic launch expense.  Adjusted gross profit is utilized by management to evaluate the effectiveness of our business strategies.

EBITDA represents net income (loss) before interest, income taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA plus management fees, stock based compensation expense, acquisition expenses, purchase accounting adjustments, fair value adjustments to contingent notes, integration costs and costs of discontinued clinics, loss on clinics and wellness centers that are not part of the same store sales, and new clinic launch expense. Adjusted EBITDA adjusts for transactions that management does not believe are representative of our core ongoing business. Adjusted EBITDA Margin is Adjusted EBITDA stated as a percentage of Net sales.  Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation and (ii) to evaluate the effectiveness of our business strategies.  The Company presents EBITDA because it is a necessary component for computing Adjusted EBITDA.

The Company considers its same-store portfolio to consist of only those retail service regional offices and wellness centers that have been operating for four trailing quarters.  The Company believes that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in operating performance without taking into account the effects of new regional offices and wellness center development.

We believe that the use of Adjusted Net income,  adjusted gross profit, and Adjusted EBITDA provide additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating Adjusted Net Income, adjusted gross profit,  and Adjusted EBITDA,  that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of Adjusted Net Income, adjusted gross profit and Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted Net Income, adjusted gross profit and Adjusted EBITDA in the same manner.  Our management does not, and you should not, consider Adjusted Net Income, adjusted gross profit or Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted Net Income, adjusted gross profit and Adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements.  See a reconciliation of Non-GAAP measures to the most comparable GAAP measure, in the financial tables that accompany this release.

Definitions:

1)	Mobile community clinic
•

A mobile community clinic is defined as an event, or a visit to a retail partner location, by the Company’s veterinary staff utilizing the Company’s mobile service vehicles.  Clinic locations and schedules vary by location and seasonally. Due to the non-standardization of the Company’s mobile community clinics, these clinics are grouped as part of geographic regions. New regions are excluded from the same store sale calculation until they have four full consecutive quarters of operations.

2)	Wellness center
•

A wellness center is a physical fixed service location within the existing footprint of one of our retail partners.  These wellness centers operate under a variety of brands based on the needs of our partner locations, including the recently launched VetIQ clinics at Walmart.

3)	Regional offices
•

Regional offices support the operations of the Company’s services segment which include its mobile community clinics and wellness centers.  These offices are staffed with field management and other operational staff.

CONTACT:

Investor Relations Contact:	Media Relations Contact:
Katie Turner	Cory Ziskind
ICR	ICR
646-277-1228	646-277-1232
katie.turner@icrinc.com	cory.ziskind@icrinc.com

PetIQ, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, $’s in 000’s except for share and per share amounts)

	June 30, 2018	December 31, 2017
Current assets
Cash and cash equivalents	$11,672	$37,896
Accounts receivable, net	50,910	21,759
Inventories	81,208	44,056
Supplier prepayments	1,692	3,173
Other current assets	1,967	1,991
Total current assets	147,449	108,875
Property, plant and equipment, net	25,833	15,000
Deferred tax assets	18,595	5,994
Other non-current assets	2,933	2,646
Intangible assets, net	86,714	3,266
Goodwill	118,335	5,064
Total assets	$399,859	$140,845
Liabilities and equity
Current liabilities
Accounts payable	$65,291	$14,234
Accrued wages payable	3,423	1,811
Accrued interest payable	926	115
Other accrued expenses	2,225	1,880
Current portion of long-term debt and capital leases	2,033	151
Total current liabilities	73,898	18,191
Long-term debt	107,404	17,183
Capital leases, less current installments	1,646	389
Contingent notes	7,500	—
Other non-current liabilities	403	238
Total non-current liabilities	116,953	17,810
Commitments and contingencies
Equity
Additional paid-in capital	146,054	70,873
Class A common stock, par value $0.001 per share, 125,000,000 shares authorized, 16,647,998 and 13,222,583 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	16	13
Class B common stock, par value $0.001 per share, 100,000,000 shares authorized, 9,042,773 and 8,268,188 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	9	8
Accumulated deficit	(3,197)	(3,493)
Accumulated other comprehensive loss	(913)	(687)
Total stockholders' equity	141,969	66,714
Non-controlling interest	67,039	38,130
Total equity	209,008	104,844
Total liabilities and equity	$399,859	$140,845

PetIQ, Inc.

Condensed Consolidated Statements of Income

(Unaudited, $’s in 000’s, except for per share amounts)

	For the three months ended		For the six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Product sales	$148,713	$87,178	$246,564	$154,207
Services revenue	22,429	—	39,644	—
Total net sales	171,142	87,178	286,208	154,207
Cost of products sold	127,583	71,227	212,169	126,056
Cost of services	17,241	—	31,838	—
Total cost of sales	144,824	71,227	244,007	126,056
Gross profit	26,318	15,951	42,201	28,151
Operating expenses
General and administrative expenses	16,943	9,277	35,911	16,682
Operating income	9,375	6,674	6,290	11,469
Interest expense, net	(2,216)	(535)	(3,981)	(999)
Foreign currency gain (loss), net	136	(72)	58	(121)
Other (expense) income, net	(877)	3	(973)	—
Total other expense, net	(2,957)	(604)	(4,896)	(1,120)
Pretax net income	6,418	6,070	1,394	10,349
Income tax (expense) benefit	(1,020)	—	47	—
Net income	5,398	6,070	1,441	10,349
Net income attributable to non-controlling interest	2,899	6,070	970	10,349
Net income attributable to PetIQ, Inc.	$2,499	$—	$471	$—

Net income per share attributable to PetIQ, Inc. Class A common stock(1)
Basic	$0.16	—	$0.03	—
Diluted	$0.16	—	$0.03	—
Weighted average shares of Class A common stock outstanding(1)
Basic	15,980,111	—	15,285,138	—
Diluted	16,008,046	—	15,328,596	—
(1)	Basic and Diluted earnings per share is applicable only for periods after the Company’s IPO in July 2017.

PetIQ, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, $’s in 000’s)

	For the six months ended
	June 30, 2018	June 30, 2017
Cash flows from operating activities
Net income	$1,441	$10,349
Adjustments to reconcile net income to net cash (used in) operating activities
Depreciation and amortization of intangible assets and loan fees	5,714	1,687
Foreign exchange (gain) loss on liabilities	(41)	14
(Gain) loss on disposition of property	(49)	149
Stock based compensation expense	1,454	—
Deferred tax adjustment	(47)	—
Other non-cash activity	266	—
Changes in assets and liabilities
Accounts receivable	(20,820)	(14,175)
Inventories	(29,384)	(8,473)
Prepaid expenses and other assets	2,080	(574)
Accounts payable	31,859	3,603
Accrued wages payable	410	377
Other accrued expenses	(2,304)	54
Net cash used in operating activities	(9,421)	(6,989)
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	103	—
Purchase of property, plant, and equipment	(4,732)	(681)
Business acquisition (net of cash acquired)	(92,083)	—
Net cash used in investing activities	(96,712)	(681)
Cash flows from financing activities
Proceeds from issuance of long-term debt	299,078	150,000
Principal payments on long-term debt	(215,964)	(141,962)
Principal payments on capital lease obligations	(561)	(56)
Payment of deferred financing fees and debt discount	(2,613)	(25)
Net cash provided by financing activities	79,940	7,957
Net change in cash and cash equivalents	(26,193)	287
Effect of exchange rate changes on cash and cash equivalents	(31)	(6)
Cash and cash equivalents, beginning of period	37,896	767
Cash and cash equivalents, end of period	$11,672	$1,048

PetIQ, Inc.

Reconciliation between gross profit and adjusted gross profit

(Unaudited, $’s in 000’s)

	For the three months ended		For the six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Gross profit	$26,318	$15,951	$42,201	$28,151
Plus:
Purchase accounting adjustment to inventory	—	—	1,502	—
Non same-store gross profit	917	—	1,084	—
Clinic launch expense	846	—	1,211	—
Adjusted gross profit	$28,081	$15,951	$45,998	$28,151

PetIQ, Inc.

Reconciliation between Net Income and Adjusted EBITDA

(Unaudited, $’s in 000’s)

	For the three months ended		For the six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income	$5,398	$6,070	$1,441	$10,349
Plus:
Tax expense (benefit)	1,020	—	(47)	—
Depreciation	1,780	575	3,030	1,111
Amortization	1,257	261	2,397	521
Interest	2,216	535	3,981	999
EBITDA	$11,671	$7,441	$10,802	$12,980
Acquisition costs(1)	151	—	3,366	—
Management fees(2)	—	196	—	386
Stock based compensation expense	756	—	1,454	—
Purchase accounting adjustment to inventory	—	—	1,502	—
Non same-store revenue(3)	(794)	—	(1,015)	—
Non same-store costs(3)	1,903	—	2,291	—
Fair value adjustment of contingent note	459	—	600	—
Integration costs and costs of discontinued clinics	385	—	756	—
New wellness center launch expenses(4)	846	—	1,211	—
Non-recurring royalty settlement(5)	440	—	440	—
Adjusted EBITDA	$15,817	$7,637	$21,407	$13,366

(1)	Acquisition costs relating to our acquisition of VIP, which was completed during the six months ended June 30, 2018.
(2)	Represents annual fees paid pursuant to our management agreements with Eos, Highland and Labore. The management agreements terminated in connection with our IPO in July 2017.
(3)

Non same-store revenue and costs are from wellness centers and regions with less than four full trailing quarters of operating results. There were 23 wellness centers and 5 regions that had less than four trailing quarters of operating results for the three and six months ended June 30, 2018 and non for the three and six months ended June 30, 2017.

(4)	Clinic launch expenses represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.
(5)	Represents a settlement paid to a supplier related to a royalty agreement in place since 2013.

PetIQ, Inc.

Reconciliation between Net Income and Adjusted Net Income

(Unaudited, $’s in 000’s)

	Three months ended		Six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income	$5,398	$6,070	$1,441	$10,349
Plus:
Acquisition costs(1)	151	—	3,366	—
Tax expense	1,020	—	(47)	—
Stock based compensation expense	756	—	1,454	—
Purchase accounting adjustment to inventory	—	—	1,502	—
Non same-store revenue(3)	(794)	—	(1,015)	—
Non same-store costs(3)	1,903	—	2,291	—
Fair value adjustment of contingent note	459	—	600	—
Integration costs and costs of discontinued clinics	385	—	756	—
New clinic launch expenses(2)	846	—	1,211	—
Non-recurring royalty settlement	440	—	440	—
Adjusted Net income	$10,564	$6,070	$11,999	$10,349

(1)	Acquisition costs relating to our acquisition of VIP, which was completed during the three months ended June 30, 2018.
(2)	Clinic launch expenses represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.
(3)	Non same-store revenue and costs are from wellness centers and regions with less than four full trailing quarters of operating results.